HAROLD STORES, INC.

WAIVER OF CLAIMS AND COVENANT NOT TO SUE DIRECTORS

("Waiver")

In order to induce each director ("Director") of Harold's Stores, Inc. ("Corporation") to continue to serve as a director of the Corporation, the undersigned shareholder of the Corporation ("Shareholder") does hereby release and forever discharge each Director and his or her respective heirs, successors, and administrators ("Director Parties") of and from any and all Claims that Shareholders may have against the Director and waives any future rights to pursue Claims, other than Excluded Claims, against the Director or the Director Parties, arising from, or in any way related to, the Director's position as a director of the Corporation or any action or omission, past, present or future, by the Director acting in such capacity.

For purposes of this Waiver, the term "Claims" shall include, without limitation, any previously or presently existing or subsequently arising assertion, allegation, claim, demand, right, debt, request for or right to indemnification, request for payment, request for reimbursement, cause of action, liability, loss, damage (including without limitation consequential damages such as lost profits), deficiency, remedy, judgment, lien, penalty, cost, expense, attorneys' fees, interest, suit and proceeding of every kind, at law or in equity, regardless of whether any of the foregoing are asserted or unasserted, now known or hereafter discovered, foreseeable or unforeseeable, matured or unmatured, accrued or unaccrued, contingent or potential, direct or derivative, and regardless of whether any of the foregoing has resulted now or could result in the future in the commencement of a lawsuit, the filing of a claim, or a legal proceeding of whatsoever kind, and regardless of whether any of the foregoing has resulted now or could result in the future in a final and unappealable order, ruling, or judgment.

For purposes of this Waiver, the term "Excluded Claims" shall be Claims in which the Shareholder proves by clear and convincing evidence that the Director, in his or her capacity as such, engaged in knowing and intentional misconduct either: (i) intended to be detrimental to the Corporation or its shareholders or other constituencies to which the director owes a fiduciary duty; or (ii) by which the Director obtained an improper personal benefit.

This Waiver is intended to be limited to actions or omissions by a Director in his or her capacity as such and is not intended to release or waive any claims the Shareholder has against a Director arising as a result of actions or omissions in other capacities, such as an officer or employee of the Corporation, or in connection with other relationships with the Shareholder, including, but not limited to, any contractual relationships between Shareholder and a Director.

Shareholder acknowledges and declares that no representation made by any employees, agents, or attorneys of the Corporation or the Directors, if any, concerning the validity or merit of any claims they have asserted or may assert in the future have induced the Shareholder to make or enter into this Waiver, and that Shareholder is acting upon Shareholder's own investigation, judgment, belief, and knowledge of the nature of all claims or potential claims against the Directors in making and executing this Waiver.

It is further understood and agreed that should any portion of this Waiver be held invalid by operation of law or otherwise, the remaining portion shall be given full force and effect and shall not in any way be affected thereby.

This Waiver and any questions regarding its validity or the interpretation or construction of any of its provisions shall be governed by the substantive laws of the State of Oklahoma.

This Waiver shall be binding upon and inure to the benefit of the Shareholder and Shareholder's successors, assigns, affiliates (including without limitation parents and subsidiaries), divisions, partners, members, and any of their present or former officers, directors, managers, controlling persons, employees or agents, and their heirs, personal representatives, successors, and assigns.

Executed as of the date indicated by the Shareholders signature below.

Dated: By:_________________________________

Harold G. Powell